EXHIBIT 99.2




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Q3 2017

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for third quarter 2017.

Before focusing on our financials, I'd like to talk about our recovery from the fire, our product lines and what we think might occur over the next several quarters.

The fire at Taber was unfortunate, however, we have received a total of $5.7 million Canadian from our insurance and may receive additional funds in Q4 after all details of the equipment we lost have been reviewed by our insurer. The Heatsavr(TM) liquid pool cover is back in production to serve our worldwide customer base. The property is ready for construction but, because the bids to rebuild were unreasonably high, we bought an existing building. The new building, just blocks from the old one, now houses our Heatsavr manufacturing and accounting activities. The property where the fire took place will be sold when a reasonable offer is received.

The NanoChem division, NCS, represents most of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also reduces fertilizer run-off. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization.

TPA in agriculture is a unique economic situation for all links in the sales to end user chain. There are good profits from manufacturer through the distribution system to the grower, yet the grower still earns a great profit from the extra crops produced using the same land but no extra fertilizer.

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In 2017 a distributor for our TPA conducted a side by side trial on alfalfa. The results were an increase of 9.7% in dry crop weight but more importantly, the protein level in the alfalfa increased 30%. This is yet another illustration of the positive effect TPA has on farm yields.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and growing steadily but, can be subject to temporary reductions when production is cut back or when platforms are shut down for reconditioning. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. The scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well respected.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward nitrogen loss through leaching and evaporation. Both our nitrogen products are equal to, or better than, the competing products and we have very compelling pricing.

Watersavr(TM): We are continuing our efforts in the USA, Turkey, Africa, Chile, Brazil, parts of East-Asia and Australia.

We like to illustrate the potential of WaterSavr(TM): using it on the Salton Sea for 6 months a year would save 320,000 acre feet per year. This is more than 100 billion gallons. It's not just the water; WaterSavr(TM) can have huge effects on city water budgets. Delivered water costs now exceed $1000 per acre foot in many California cities and the total cost of saving an acre foot using WaterSavr(TM) is less than $200. WaterSavr(TM) can reduce annual losses from reservoirs by up to 2 feet per treated acre.

The City of San Diego has finished the extra research they decided to do after our very successful trial together, which we reported earlier this year. The results re-confirm that WaterSavr(TM) does not change water quality. This was already known from research done by the South Nevada Water Authority and published in the world renowned "AWWA Journal". Regrettably, several individuals inside the San Diego water bureaucracy still refuse to issue the PO we were promised last February. Every year that the City of San Diego does not use Watersavr(TM) the City is wasting 12 - 14 million dollars of taxpayer funds. We will continue to push these individuals to do what is right for the people who pay their salaries.

Q4 and the start of 2018

TPA for agricultural use has peak uptake in Q1 but with significant sales in fourth quarter for customers who have early buy programs. We expect Q4 increases in uptake compared to the year earlier quarter and in Q1 2018 the growth is expected to continue.

SUN 27(TM) and N Savr 30(TM), the nitrogen conservation products for agriculture: There will be early buy uptake in this product line as well. The amounts will be higher than in Q4 2016. Q1 2018 nitrogen product sales could also increase in comparison with Q1 2107.

Growth in oilfield use of TPA driven by our  worldwide  sales efforts is likely.

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Increased  rig  counts in  America  should  lead to  greater  sales  into the US industry while oil price stability in the $55 per barrel range could result in increased international sales as customers refocus on production growth.

WaterSavr(TM) had a $50,000 sale to Mauritius in Q1, 2017. The Brazil sale in Q2 was in the low six figures. An order has been received from Turkey and it will ship as soon as payment is received. An initial contract is being negotiated in Honduras for delivery late in the year or early in 2018.

We are still comfortable predicting that full year 2017 revenue will increase significantly compared to 2016 once the discontinued Ecosavr(TM) operations are accounted for. We also expect that profits and operating cash flow will continue to increase but mention that the accounting effects of the fire will distort the numbers. In 2018 we expect growth to continue in most quarters and for the year overall. The usual warning applies - that we can't control customer behavior, shipping dates, weather, crop pricing, oil platform maintenance and the other variables of our business, so quarterly results will be unlikely to form a straight line on a graph.

Highlights of the financial results:

Sales for the quarter increased 5% to $3.27 million, compared with $3.12 million for Q3 2016. The result is a loss of $279 thousand or $0.2 per share in the 2017 period, compared to a gain of $86 thousand or $0.01 per share, in 2016. The major factors that reduced profits were the accounting treatment of the fire remediation costs and increases in raw material costs. Over several more quarters the fire accounting will have unusual and unpredictable effects on our financials. The amounts should be less and less over time. We are working to increase our pricing to customers so that selling prices reflect the higher raw material costs we must pay. This will proceed over the remainder of the year and into 2018.

Working capital of $12.1 million is excellent, including $6.3 million in cash on hand as well as a line of credit with Harris Bank of Chicago. We are confident that we can execute our growth plans with our existing capital.

FSI provides a non-GAAP measure useful for judging year over year success. "Operating cash flow" is arrived at by removing taxes, interest, depreciation, option expenses and one-time items from the statement of operations.

For the nine months ending September 2017, operating cash flow was $1.86 million or 16 cents per share compared to $2.84 million or 25 cents per share for the same period in 2016. Detailed information on how to reconcile GAAP with "Operating Cash Flow" numbers is included in our news release of November 14th.

The insurance recovery and site remediation costs from the Taber fire have had a large effect on our results in 2017. Additional recoveries, purchase of a new building, tax adjustments, depreciation on the new building and the amounts received already will affect our GAAP financials until Q1 2019 - the period

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allowed by  Canadian  tax law before a final tax occurs on any  profits  from an insured event. It is highly probable that our deferred tax asset [see balance sheet] will offset any tax owing on the insurance recovery. We think the GAAP financials combined with the operating cash flow will give a somewhat clearer view of our success until the effects of accounting for the insurance recovery are over.

The text of this speech will be available  on our website by Thursday,  November
16th  and  email  or  fax  copies  can  be   requested   from  Jason   Bloom  at
Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.